Exhibit 5

[Letterhead of Arnold & Porter Kaye Scholer LLP]

November 7, 2024

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Colombia (the “Republic”) in connection with: (i) the preparation of (a) the registration statement under Schedule B, Registration No. 333-253587 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to which the Republic has registered debt securities and warrants to be offered and sold from time to time as set forth in supplements to the Prospectus contained in the Registration Statement as filed with the Commission under which the Republic may sell securities having an aggregate principal amount of up to $12,000,000,000 (or its equivalent in other currencies), (b) the Prospectus dated April 15, 2021 forming a part of the Registration Statement and (c) the final Prospectus Supplements dated October 28, 2024 (the “Prospectus Supplements”) relating to the issuance by the Republic of its 7.750% Global Bonds due 2036 and 8.375% Global Bonds due 2054 (collectively, the “Securities”) and (ii) the transactions contemplated by the Underwriting Agreement (the “Underwriting Agreement”), dated as of October 28, 2024, among the Republic, Citigroup Global Markets Inc., Itau BBA USA Securities, Inc. and SMBC Nikko Securities America, Inc. We are familiar with the Indenture, dated as of January 28, 2015 as amended and supplemented by the Supplemental Indenture thereto, dated as of September 8, 2015, (as amended and supplemented, the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee. The Underwriting Agreement and the Indenture are collectively defined herein as the “Agreements.”

In rendering the opinion expressed below, we have examined such certificates of public officials, government documents and records and other certificates and instruments furnished to us and have made such other investigations as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the authority of the Republic to enter into the Agreements and cause the

Republic of Colombia

Ministry of Finance and Public Credit

November 7, 2024

issuance of the Securities; and (iv) the conformity to authentic originals of all documents submitted to us as copies. We have further assumed that there are no documents, agreements, understandings or course of dealing among or between any of the parties to the Agreements or others that would expand, modify, amend, supplement, terminate or rescind the respective rights and obligations of such parties as set forth in the Agreements or that otherwise would have an effect on the opinions rendered herein.

The opinion set forth herein is limited to the federal law of the United States of America and the law of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the laws of the Republic, we have, without having made any independent investigation with respect thereto, assumed the correctness of, and relied upon, the opinion of Lady Nathalie Gomez Acosta, Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic, a copy of which is being filed as Exhibit 3 to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for its fiscal year ended December 31, 2023, and our opinion set forth herein is subject to any and all exceptions and reservations set forth therein.

Based upon and subject to the foregoing, we are of the opinion that when the Securities have been duly authorized, issued and executed by the Republic and authenticated, delivered and paid for as contemplated by the Agreements, the Prospectus and the Prospectus Supplements, the Securities will constitute valid and legally binding obligations of the Republic under the laws of the State of New York.

We note that: (A) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in a currency other than U.S. dollars (a “foreign currency”) would be rendered in such foreign currency, and would be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment; and (B) a judgment rendered by a federal court in New York in respect of an obligation denominated in a foreign currency may be expressed in U.S. dollars, provided that we express no opinion as to the rate of exchange such court would apply. In addition, we express no opinion herein as to any applicable foreign laws or government actions affecting creditors’ rights.

Republic of Colombia

Ministry of Finance and Public Credit

November 7, 2024

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for its fiscal year ended December 31, 2023 and to the reference to this firm under the heading “Validity of the Securities” in the Prospectus and under the heading “General Information — Validity of the Bonds” in the Prospectus Supplements. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP